EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Three Months Ended June 30, 2001 and 2000
(Unaudited)
(In thousands, except per share data)

	2001	2000

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions:
Net earnings	$16,232	7,593

Denominator:
Basic earnings per share -
weighted-average shares	3,509	3,501

Effect of dilutive stock options	25	18

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,534	3,519

Basic earnings per share:
Net earnings	$4.62	2.17

Diluted earnings per share:
Net earnings	$4.59	2.16

EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Six Months Ended June 30, 2001 and 2000
(Unaudited)
(In thousands, except per share data)

	2001	2000

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions:
Earnings before cumulative effect of change in accounting principle	$25,198	19,926
Cumulative effect of change in accounting for equity-indexed annuities	2,134	-

Net earnings	$27,332	19,926

Denominator:
Basic earnings per share -
weighted-average shares	3,508	3,501

Effect of dilutive stock options	27	18

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,535	3,519

Basic earnings per share:
Earnings before cumulative effect of change in accounting principle	$7.18	5.69
Cumulative effect of change in accounting for equity-indexed annuities	0.61	-

Net earnings	$7.79	5.69

Diluted earnings per share:
Earnings before cumulative effect of change in accounting principle	$7.13	5.66
Cumulative effect of change in accounting for equity-indexed annuities	0.60	-

Net earnings	$7.73	5.66